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                                                                       EXHIBIT 7
                          METRIKA SYSTEMS CORPORATION
                         5788 Pacific Center Boulevard
                          San Diego, California 92121

                                                                  March 31, 2000

Dear Shareholder:

   On March 31, 2000, Metrika Acquisition Inc., a wholly-owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"), commenced a tender offer to acquire for $9.00 per share in cash all of the issued and outstanding shares of common stock of Metrika Systems Corporation (the "Company") not currently owned by Thermo Electron Corporation ("Thermo Electron") and its affiliates, including Thermo Instrument (the "Offer").

   Because all of the current members of the Company's Board of Directors, except the undersigned, are affiliated with Thermo Electron and/or Thermo Instrument, the Company's Board of Directors appointed the undersigned as a one-member Special Committee to respond to the Offer. Based on the factors considered by the Special Committee and set forth in the attached Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which was filed today with the Securities and Exchange Commission, the Special Committee is recommending that shareholders reject the Offer and not tender their shares of common stock of the Company pursuant to the Offer.

   You should make your decision as to whether or not to tender your shares based on all of the information available to you, including the factors considered by the Special Committee and described in the Schedule 14D-9, and, to that end, the Special Committee strongly urges that you read the enclosed materials carefully and in their entirety.

                                          Very truly yours,

                                          /s/ Joseph A. Baute

                                          Joseph A. Baute

                                          Sole Member of the Special Committee
                                           of the Board
                                          of Directors of Metrika Systems
                                           Corporation